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                                                                    EXHIBIT 10.1


                            TECUMSEH PRODUCTS COMPANY

                            MANAGEMENT INCENTIVE PLAN


The following document sets forth the terms of the Plan as amended and restated effective January 1, 2005 and also includes identified provisions taking effect January 1, 2006.


I.       Purposes of the Plan

         The purposes of the Tecumseh Products Company Management Incentive Plan (the "Plan") are to provide a means to attract, reward and retain strong management, to encourage teamwork among members of management and excellence in the performance of their individual responsibilities, and to align the interests of key managers participating in the Plan with the interests of shareholders by offering an incentive compensation vehicle that is based upon the growth in shareholders' equity and the value and profitability of Tecumseh Products Company.


II.      Definitions

         In this Plan, the following terms shall have the meanings set forth below:

                  (a) "Account" means the cumulative record of an Employee's Phantom Share allocations as adjusted in the manner described in the Plan. The cash portion of a Phantom Share allocation for 2000 through 2005 shall be fully vested as of the Allocation Date and shall not become part of an Employee's Account.

                  (b) "Allocation Date" means the December 31st as of which a Phantom Share allocation is made on behalf of an Employee pursuant to this Plan.

                  (c) "Board" means the Board of Directors of the Company.

                  (d) "Cash Award" means the portion of an award paid in cash for 2006 and subsequent calendar years.

                  (e) "Committee" means the Governance, Compensation and Nominating Committee of the Board, or such other committee as the Board may subsequently appoint to administer the Plan. All the Directors serving on the Committee at any given time shall be "Non-Employee Directors", as that term is used in


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         Securities and Exchange Commission Rule 16b-3 (or any successor regulation) as in effect at such time ("Rule 16b-3"), and the number of Directors serving on the Committee at any given time shall be no less than the minimum number then required by Rule 16b-3.

                  (f) "Class A Common Stock" means the Class A Common Stock, $1.00 par value per share, of the Company.

                  (g) "Class B Common Stock" means the Class B Common Stock, $1.00 par value per share, of the Company.

                  (h) "Company" means Tecumseh Products Company, a Michigan corporation.

                  (i) "Employee" means a person who is employed by an Employer and who has been selected by the Committee to participate in the Plan.

                  (j) "Employer" means the Company, any of its present subsidiary corporations, any corporation which becomes a controlled subsidiary of the Company provided the Committee determines to extend coverage thereto, and/or any successor(s) to such corporation(s). The Committee shall be deemed to have extended coverage to a subsidiary if an employee of such subsidiary is given an allocation or award under this Plan.

                  (k) "Phantom Share" means an allocation credited to an Employee's Account and maintained in such Account together with any prior or subsequent allocations made on behalf of such Employee. The value of an Employee's Account shall be adjusted from time to time, as provided in the Plan. An allocation of Phantom Shares shall confer only such rights as are specified in the Plan. Employees who receive Phantom Share allocations shall not (as a consequence of such allocations) be treated as shareholders under the Articles of Incorporation or By-Laws of the Company or under applicable law.

                  (l) "Phantom Share allocation" or "allocation" includes, where the context so requires, the cash portion of an allocation awarded for Class Years 2000 through 2005, as provided by Article VI.

                  (m) Termination of Employment means the date upon which an Employee has a separation from service determined under the Separation From Service rules and procedures described in attached Exhibit A. All Plan references to voluntary or involuntary termination of employment shall be interpreted to refer to a Termination of Employment as so defined.


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                  (n) The following terms are defined elsewhere in the Plan:

                "Class Year"........................   Art. VI(a);
                "Company Change in Control".........   Art. IX;
                "Reason"............................   Art. VII(a).


III. Factors to be Considered in Phantom Share Allocations and Post-2005 Cash Awards

         In making any decisions as to the Employees to whom allocations and/or awards shall be made and as to the amount of each allocation or award, the Committee shall take into account such factors as the duties and responsibilities of the respective Employees, their present and potential contributions to the success of the Employer, and the financial success of the Company during the year. Not later than the end of March of each calendar year with respect to which allocations or awards may be made, the Committee shall establish targeted group allocations and awards and targeted financial results, and may establish targeted individual allocations and awards, for that year. Actual allocations and awards for such calendar year shall be based on the attainment of specified types and combinations of performance measurement criteria, which may differ as to various Employees or classes thereof, and from time to time. Additionally, effective January 1, 2006, criteria for Phantom Share allocations may differ from criteria for Cash Awards. Such criteria may include, without limitation, (i) the attainment of certain performance levels by, and measured against objectives of, the Company, the individual Employee, and/or a group of Employees, (ii) net income growth, (iii) increases in operating efficiency, (iv) completion of specified strategic actions, (v) the recommendation of the Chief Executive Officer, and (vi) such other factors as the Committee shall deem important in connection with accomplishing the purposes of the Plan, provided that any relevant decisions shall be made in its own discretion solely by the Committee. However, no Employee or group of Employees shall receive an actual Phantom Share allocation or Cash Award greater than the applicable targeted individual allocation or award (if any) or group allocation or award for a given year, unless due to extraordinary circumstances the Committee deems it appropriate (in its sole discretion) to make allocations and/or awards to one or more Employees or groups of Employees in excess of his/their targeted individual allocation(s) or award(s). The maximum aggregate number of Phantom Shares that may be awarded and allocated to the accounts of all Employees with respect to any calendar year shall be equal to two percent (2%) of the number of shares of Class A Common Stock which are issued an outstanding on the last day of such calendar year. Such maximum shall not apply to Phantom Shares resulting from deemed


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reinvestment of amounts corresponding to dividends, pursuant to Article IV, subsection (a)(ii).

IV.      Valuation of Phantom Share Accounts; Accounting Treatment

         (a) Except as otherwise provided in (b) below or in Article IX, Accounts shall be valued as follows:

                  (i) Each Phantom Share allocation shall have an initial dollar value at which it shall be credited to the Employee's Account as of the last day of the calendar year for which such allocation was made. Such allocation shall then be converted into a share amount corresponding to the number of whole and fractional (to the nearest hundredth) shares of Class A Common Stock that could be purchased at the price determined as of such date in the manner described in (b) below.

                 (ii) Each Phantom Share, which has been allocated as of the record date applicable to a declared dividend on Class A Common Stock, shall be credited with the amount of any such per-share cash dividend paid to Class A shareholders, and the total amount credited shall thereupon be deemed reinvested in additional Phantom Shares at the Class A Common Stock's closing price on the date said dividend is paid. Any such dividends (and/or additional dividends thereon) shall vest when and only if the associated Phantom Shares vest.

         (b) The price of Phantom Shares comprising the Account (adjusted pursuant to (c) below) shall be computed as the average of the closing prices of Class A Common Stock on the first trading day of each of the eleven calendar months which precede or coincide with the valuation date; provided that if any stock splits, stock-on-stock dividends or other capital adjustments have occurred during the period beginning with the first such trading day and ending on the valuation date, then the closing prices used in the averaging computation shall also be adjusted as the Committee, in the reasonable exercise of its discretion, believes to be equitable and appropriate. As used in the preceding sentence, a "trading day" is one for which such sale prices are reported on the NASDAQ national market reporting system.

         (c) If, between the time an award is made and the date an Account is paid, any change shall occur in the market price of the Company's Class A Common Stock outstanding as the result of any stock split or any stock-on-stock dividend, then the number of Phantom Shares in the Account shall be adjusted in proportion to the adjustment in the price of Class A Common Stock. In the event of any other change in the number or character of the outstanding securities of the Company as the result of any recapitalization,


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reclassification, merger or any analogous change in capitalization or of any distribution to holders of the Company's Class A Common Stock other than a cash or stock dividend, the Committee shall make such adjustments, if any, in the number and/or kind of any Phantom Shares then allocated to the Account or thereafter becoming allocated to the Account as the Committee, in the reasonable exercise of its discretion, believes to be equitable and appropriate.

V.       Terms and Conditions of Allocations to Accounts

         Each Phantom Share allocation to the Account of an Employee shall be subject to the following terms and conditions:

                  (a) Each allocation shall continue in effect from the applicable Allocation Date until subsequently paid or forfeited, as hereinafter provided.

                  (b) The Company shall maintain records for each Employee's Account and shall furnish him a summary thereof upon request, but not more frequently than once a year.

                  (c) Except as provided herein with respect to transfers to the Company or another Employer, an Employee's interest in his Account and in the cash portion of any allocation shall not be transferable other than by will or the laws of descent and distribution. During the Employee's lifetime, an Account and the cash portion of any pre-2006 allocation shall be paid only to the Employee, except that, in the event of the Employee's incapacity, the Committee may permit payment to the Employee's guardian or legal representative. The Committee also shall permit the payment, upon the Employee's death, to one or more beneficiaries designated by the Employee in a manner authorized by the Committee, and otherwise to his estate.


VI.      Vesting and Payment

         (a) Each allocation or award made by the Company shall be assigned a "Class Year" corresponding to the calendar year in which the Allocation Date occurs.

         Class Years 1994 -- 1999 -- Phantom Share Allocations for Class Years 1994 -- 1999 (both inclusive) shall be 0% vested in the year for which they are made, and shall not become vested until the fifth December 31 following the end of the Class Year.

                  EXAMPLE: Allocations made with respect to Class Year 1999 shall be 0% vested when allocated, 0% vested on


                                      -5-
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                  December 31, 2000, 0% vested on December 31, 2001, etc., but shall become 100% vested on December 31, 2004.

         Class years 2000 -- 2005 -- Allocations for Class Years 2000 and thereafter shall be vested and paid as follows:

         One-third of each Employee's allocation shall be fully vested as of December 31 in the Class Year for which such allocation is made, one-third of such allocation shall become vested as of the third December 31 following the end of such Class Year and the remaining one-third of such allocation shall become vested as of the fifth December 31 following the end of such Class Year.

                  EXAMPLE: Allocations made with respect to Class Year 2000 shall be one-third vested as of December 31, 2000, one-third vested on December 31, 2003, and the remaining one-third vested on December 31, 2005.

         Within 60 days following December 31st of 2000 through 2005, the one-third cash portion of each active Employee's allocation, which became vested at the close of the Class Year then ended in accordance with Article VI(a), shall be paid.

         Class years 2006 and thereafter -- Allocations and awards for Class Years 2006 and thereafter shall be vested and paid as follows:

         Each Employee's Cash Award shall become fully vested as of December 31 in the Class Year for which such award is made, and shall be paid in cash within 60 days following the close of such Class Year.

         The Employee's Phantom Share allocation shall be vested as follows: one-half of such allocation shall become vested as of the third December 31st following the end of such Class Year and the remaining one-half of such allocation shall become vested as of the fifth December 31st following the end of such Class Year.

                  EXAMPLE: Phantom Share allocations made with respect to Class Year 2006 shall be one-half vested as of December 31, 2009 and the remaining one-half vested on December 31, 2011.

         (b) Within 60 days following each December 31st, the portion of each Employee's Phantom Share award for any prior Class Year, which became vested at the close of the Class Year then ended in accordance with Article VI(a), shall be valued in accordance with Article IV(b) and paid.


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         (c) The provisions of Article VII shall generally govern the forfeiture of allocations or awards which are not vested and, in certain circumstances, even those which are otherwise fully vested. Except as otherwise provided in
Article VII, allocations to the Account of an Employee shall not be forfeited during his continued employment with an Employer.


VII.     Retirement and Other Termination of Employment

         (a) If the employment of an Employee to whom Phantom Share allocations or Cash Awards have been made shall be terminated by his Employer for any Reason denominated below (which shall be determined by the Committee), his entire Account whether or not to any extent otherwise vested shall be forfeited simultaneously with such termination.

         Such "Reason", for the sole purpose of determining whether an Employee's otherwise vested benefits are to be forfeited, shall be deemed to exist where -

         (i) The Employee breaches any material written rules, regulations or policies of the Employer now existing or hereafter arising which are uniformly applied to all employees of the Employer or which rules, regulations and policies are promulgated for general application to executives, officers or directors of the Employer; or

         (ii) The Employee willfully and repeatedly fails to substantially perform the duties of his employment (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by his immediate supervisor, which demand specifically identifies the manner in which the supervisor believes that the Employee has not substantially performed his duties; or

         (iii) The Employee is repeatedly or habitually intoxicated or under the influence of drugs while on the premises of the Employer or while performing his employment duties, after receiving written notice thereof from the Employer, such that the Committee determines in good faith that the Employee is impaired in performing the duties of his employment; or

         (iv) The Employee is convicted of a felony under state or federal law, or commits a crime involving moral turpitude; or


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


         (v) The Employee embezzles any property belonging to the Employer such that he may be subject to criminal prosecution therefor or the Employee intentionally and materially injures the Employer, its personnel or its property.

         (b) Except as provided in Article VII(c) regarding retirement, if an Employee to whom Phantom Share allocations or Cash Awards have been made shall

         (i)      voluntarily terminate his employment with his Employer or

         (ii) shall be terminated by his Employer for no reason or for any reason whatsoever (other than for one or more Reasons specified in Article VII(a) and otherwise than as provided for in Article VIII hereof), or

         (iii) shall separate from service with the Company as determined under the Separation From Service rules and procedures described in Exhibit A,

then his Account shall be forfeited according to the vesting schedule of Article VI(a), except for that portion (if any) which the Committee, in its sole and absolute discretion, directs to be vested, subject to any conditions, terms, restrictions or limitations that the Committee shall in its discretion impose. However, the Committee shall not direct vesting of amounts that would otherwise be forfeited after December 31, 2004 unless (and to the extent) permitted by
Section 409A of the Internal Revenue Code of 1986, as it may be amended or superseded (the "Code") and/or by regulations (or other guidance) issued under
Section 409A. Effective January 1, 2006, amounts so vested in the discretion of the Committee shall be valued and paid within 60 days after the Committee so directs. Additionally, in the event of such a termination, the Committee (in its sole and absolute discretion and upon whatever conditions it determines appropriate) may direct a Phantom Share allocation and/ or a Cash Award to the terminating Employee for the calendar year which includes his date of Termination of Employment. Such an allocation or award shall be fully vested and shall be valued and paid within 60 days after the Committee so directs. Any direction by the Committee pursuant to the foregoing discretionary authority shall be given by the end of the calendar year which includes the termination date (or if termination occurs on or after December 15 of a calendar year, such direction shall be given by January 15 of the following calendar year).

         (c) Notwithstanding Article VI(a), an Employee's Phantom Share allocations shall be 100% vested as of the first day of the month that includes his Termination of Employment immediately prior


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to commencing normal or early retirement benefits under the pension or retirement plan sponsored by the Company or by his Employer. However, such vested allocations shall only become payable following the date they would have otherwise vested under Article VI, i.e. within 60 days after the relevant December 31st following each Allocation Date. Additionally, in the event of retirement as described in the preceding sentence, the Committee (in its sole and absolute discretion and upon whatever conditions it determines appropriate) may make a Phantom Share allocation and/or a Cash Award to the terminating Employee for the calendar year which includes his last day of active work immediately prior to retirement. Such an allocation or award shall be fully vested at the date of retirement but shall only become payable following the date it would have otherwise vested under Article VI, i.e. within 60 days after the relevant December 31st following each Allocation Date.

         (d) Prior to any payment pursuant to (b) or (c), above, the Employee's Account shall be adjusted as provided in Article IV.

         (e) So long as the Employee shall continue to be an employee of an Employer, his Account shall not be affected by any change of duties or position. Nothing in the Plan shall confer upon any Employee any right to continue in the employ of his or any other Employer or to receive future Cash Awards or Phantom Share allocations or accruals thereon nor shall anything in the Plan interfere with the right of the Employer to terminate an Employee's employment at any time whether or not for cause. The adoption of the Plan shall not constitute a contract between the Company or its subsidiaries and any Employee. No Employee shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any other employee benefit plan of the Company except as otherwise determined by the Committee.

         (f) Any payment or distribution to an Employee under this Plan which is not claimed by the Employee, his beneficiary, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with the Company, and no other person shall have any right thereto or interest therein. The Company shall not have any duty to give notice that amounts are payable under this Plan to any person other than the Employee and his beneficiary (or contingent beneficiary) in the event there are benefits payable after the Employee's death.

         (g) Notwithstanding other provisions of this Article VII, any distribution to a "specified employee" must be delayed at least six months following Termination of Employment (or until death, if earlier). (A "specified employee" is one who (i) owns more than 5 percent of the stock of the Company;
(ii) owns more than 1 percent of the stock of the Company and has compensation from the Company in excess of $150,000 a year (not indexed); or (iii) is an officer of the Company with compensation in excess of $130,000 a year (indexed)).

VIII.    Death, Disability or Incapacity of an Employee

         (a) Any payment or distribution due to an Employee under this plan on account of death or on account of Termination of Employment for disability or retirement where the terminated Employee dies before receiving the full amount to which he is entitled hereunder, shall be made to the beneficiary and/or contingent beneficiary designated by the Employee to receive such payments in the event of his death, in a written designation of beneficiary filed with the Company prior to his death. In the event of the Employee's failure to file such a designation or its ineffectiveness for any reason such payments shall be made to the Employee's surviving spouse, or if the Employee is not survived by a spouse, in equal shares to his then surviving issue, per stirpes, or if he is not survived by any issue, then to the Employee's estate.

         (b) Upon the total and permanent disability of an Employee to whom Phantom Shares or cash have been allocated, as determined solely by the Committee, his Account shall become fully vested and shall be valued in accordance with Article IV(b) as of the end of the year in which the Committee determines that the Employee is totally and permanently disabled; payment shall be made within 60 days after that year-end. Additionally, the Committee (in its sole and absolute discretion and upon whatever conditions it determines appropriate) may make a Phantom Share allocation and/or a Cash Award to the Employee for the calendar year which includes his date of Termination of Employment due to total and permanent disability. For these purposes, "total and permanent disability" means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months -- (i) which renders an Employee unable to engage in any substantial gainful activity or (ii), which enables an Employee to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Employee's Employer, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (i) and (ii), an Employee shall be deemed to have a total and permanent disability when determined to be totally disabled by the Social Security Administration.

         (c) Upon the death of an active Employee, his Account shall become fully vested and shall be valued in accordance with Article IV(b) as of the end of the year in which the Employee's death


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occurs; payment shall be made within 60 days after that year-end. Additionally, the Committee (in its sole and absolute discretion and upon whatever conditions it determines appropriate) may make a Phantom Share allocation and/or a Cash Award to the Account of the deceased Employee for the calendar year which includes his date of death. Upon the death of a disabled or retired Employee who has not received payment of his entire Account, the undistributed balance of such Account shall be valued in accordance with Article IV(b) as of the end of the year in which the retired Employee's death occurs; payment shall be made within 60 days after that year-end.

IX.      The Effect of a Company Change in Control

         (a) Rights under this Plan shall be affected as hereinafter described by a Company Change in Control.

         (b) For any portion of an Account becoming vested after December 31, 2004, "Company Change in Control" means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v), as more fully described in attached Exhibit B. For other portions of an Account, "Company Change in Control" shall have the meaning set forth in Exhibit C.

         (c) At the time of a Company Change in Control, the Account of each Employee shall become fully vested and immediately payable, and the provisions of Article VII(a)(i) and (ii) shall not be effective for three months thereafter. At the time of a Change in Control of an Employer which is a controlled subsidiary of the Company, the Committee shall have authority (in its sole and absolute discretion and upon whatever conditions it determines appropriate) to accelerate vesting of all or any part of the Account of an Employee who was principally employed by such Employer at the time of the Change in Control; provided that to the extent such vesting is accelerated, the Plan benefits of such Employee shall become immediately payable.

         (d) If cash or other valuable consideration is paid to holders of Class A Common Stock in connection with a Company Change in Control, then the Company shall pay a like amount of cash for each Phantom Share (determined as set forth in Article IV) held in an Employee's Account (or the cash value per share of noncash consideration) as is received (per share) by the holders of Class A Common Stock. If such payment to the holders of Class A Common Stock is by way of purchase of their Class A Common Stock (or some portion thereof) then a corresponding percentage of each Account shall be deemed to have been paid off in consideration of the above-referenced payment by the Company to Employees.

         (e) It is this Plan's intent not to make "excess parachute payments," as defined in Section 280G of the Code, which would be nondeductible for Federal income tax purposes by the Company. Consequently, if payments resulting solely from the operation of this Article would be nondeductible by the Company for Federal income tax purposes due to Section 280G of the Code, as being in excess of reasonable compensation or three times the base amount specified in Section 280G(b)(3), such payments shall be reduced by the smallest amount required so that no payments are nondeductible under Section 280G of the Code. If any payments previously made to or for the benefit of an Employee from this Plan or any other plan or agreement are subsequently determined to be nondeductible because of Section 280G of the Code, such Employee shall be required to promptly repay the Company, at its request, the smallest amount necessary so that, after giving effect to such repayments to the Company, no payments to or for the benefit of the Employee (or the smallest amount possible) will be nondeductible under said Section 280G; provided, however, that any such repayments, adjusted for the time value of such amounts under the principles of Section 1274(b)(4) of the Code, may not exceed the amount of payments originally made from this Plan or any other plan or agreement. The Committee may establish procedures to carry out the provisions of this paragraph.

         (f) The terms and provisions of this Article IX shall become effective only in the event of a Company Change in Control as defined in this Article of the Plan.

X.       The Committee As Plan Administrator

         The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall make all decisions concerning Employees to be selected to receive allocations or awards under the Plan, the amount of the allocation or award to be made to each participating Employee and the time when such allocations or awards shall be made. The Plan will be interpreted and administered by the Committee to maintain intended income tax deferral in accordance with Code Section 409A and regulations and other guidance issued thereunder. Any Committee interpretation of the Plan and any action taken by the Committee with respect to allocations or awards shall be final and binding upon all affected parties. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, revise or repeal rules, regulations and procedures with respect to the Plan.

XI.      Amendment, Suspension, or Termination of the Plan

         The Committee or the Board may amend this Plan at any time, provided that any amendment by the Committee shall be consistent with the Plan's original design and purpose. No such amendment shall impair rights under the Plan with respect to Phantom Shares allocated prior to the date of such amendment. The Board may at any time terminate or suspend this Plan; provided that no such action shall impair rights under the Plan with respect to Phantom Shares allocated prior to the date of such action; provided also that in the event of termination of the Plan, the Committee (in its sole discretion) may accelerate the time of vesting and/or date of payment applicable to outstanding Accounts; provided that any acceleration of the date of payment shall be in compliance with Code Section 409A and regulations and other guidance thereunder.


XII.     No Guarantee

         The Company has only a contractual obligation to pay Accounts. The satisfaction of payment obligations is to be made solely out of the general corporate funds of the Company, which shall at all times remain subject to the claims of its creditors. Further, amounts credited to an Employee's Account shall neither be segregated for the purpose of securing the Company's liability nor be held by the Company in trust for the Employee.

         The Board, upon the recommendation of the Committee, may authorize the creation of trusts or other arrangements to facilitate or ensure payment of the obligations under the Plan, provided that such trusts and arrangements are consistent with the "unfunded" status of the Plan (unless the Committee determines otherwise). An Employee shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts.

XIII.    Restrictions on Transfer of Benefits

         Neither the Employee nor any other person shall have any right to commute, sell, assign, transfer, alienate, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to garnishment, attachment, seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee or any other person, nor be transferable by operation of law in the event of the Employee's or any other person's bankruptcy or insolvency.

         Notwithstanding the above, the Company shall have the right to deduct from all amounts paid to, or on behalf of, an Employee any taxes required by law to be withheld in respect of Accounts under this Plan or any reductions under
Article XV of this Plan. If FICA taxes become payable due to vesting of an award in circumstances where it is not practicable (or would create a hardship) to withhold the employee's share of taxes from regular paychecks during the remainder of the taxable year, the Committee (or its delegate) may direct the Company to advance the employee's share of FICA taxes as an interest free loan, to be withheld from benefit amounts at the time they first become payable under this Plan.


XIV.     Protective Provisions

         An Employee shall cooperate with the Company by furnishing any and all information requested by the Company, taking such physical examinations as the Company may deem necessary (e.g., to establish disability), and taking such other relevant actions as may reasonably be required by the Company or Committee for purposes of the Plan. If an Employee neglects or refuses so to cooperate, the Company shall have no further obligation to such Employee or his beneficiaries under the Plan.


XV.      Obligations to Company

         If an Employee becomes entitled to a distribution of benefits under the Plan, and if at such time the Employee has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Company.


XVI.     Release and Non-Disclosure/Non-Competition Agreements

         Any payment to an Employee or his beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company with respect to such payment, and the Company may require such Employee or his beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. Additionally, as a condition precedent to commencement of payments hereunder, and in consideration of such payments, an Employee may be required to execute and acknowledge a general release of all claims against the Company (and the Employer, if not the Company) in such form as the Company may then require. Upon the Employee's Termination of Employment, at retirement or otherwise, the Employee (if the Company requires him to do so) shall execute and thereafter perform a Non-competition/Non-disclosure Agreement in such form as the Company may then require. In that event, five per cent (5%) of each payment to the Employee or his beneficiary pursuant to the Plan shall be deemed a payment by the Company for such agreement.


XVII.    General

         (a) Titles and headings to the Articles of this Plan are included for convenience only and shall not control the meaning or interpretation of any provision of this Plan. Wherever reasonably necessary in this Plan, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns.

         (b) This Plan shall be governed by and construed, enforced, and administered in accordance with the laws of the State of Michigan excluding any such laws which direct an application of the laws of any other jurisdiction. At all times, the Plan will also be interpreted and administered to maintain intended income tax deferral in accordance with Code Section 409A and regulations and other guidance issued thereunder. Subject to Article XVIII, the Company, the Employers and the Committee shall be subject to suit regarding the Plan only in the courts of the State of Michigan, and the Company shall fully indemnify and defend the Board and the Committee with respect to any actions relating to this Plan made in good faith by such bodies or their members.

         (c) The provisions of this Plan shall be deemed severable and in the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. Furthermore, the Committee shall have the power to modify such provision to the extent reasonably necessary to make the provision, as so changed, both legal, valid and enforceable as well as compatible with the other provisions of the Plan.

         (d) Any notice or filing required or permitted to be given under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail: (a) to the

Company or the Committee at the principal office of the Company, directed to the attention of the Chairman of the Committee, and (b) to the Employee at his last known home address on file with the Company's personnel office. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. It shall be the Employee's responsibility to inform the Company's personnel office, in writing, of any change in his home address.

         (e) Nothing in this Plan shall alter the at-will nature of the Employee's employment relationship with his Employer. Nothing in this Plan shall confer upon any Employee the right to continue in the employ of any Employer.


XVIII.   Claims and Disputes

         (a) Claims for benefits under the Plan shall be made in writing to the Committee. The Employee may furnish the Committee with any written material he believes necessary to perfect his claim.

         (b) A person whose claim for benefits under the Plan has been denied, or his duly authorized representative, may request a review upon written application to the Committee, may review pertinent documents, and may submit issues and comments in writing. The claimant's written request for review must be submitted to the Committee within sixty (60) days after receipt by the claimant of written notification of the denial of a claim. A decision by the Committee shall be made promptly, and not later than sixty (60) days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for proceeding, in which cases a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. The decision on review shall be in writing, shall include reasons for the decision, may include specific reference to the pertinent provision of the Plan on which the decision is based, and shall be written in a manner calculated to be understood by the claimant.

         (c) Unless otherwise required by law, any controversy or claim arising out of or relating to this Plan or the breach thereof, including in particular any controversy relating to Articles VII or IX, shall be settled by binding arbitration in the City of Tecumseh in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company, one by the Employee (or in the event of his prior death, his beneficiary(-ies)), and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of the Circuit Court of Lenawee County, Michigan shall be invoked to make such selection. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as hereinabove provided in (d) below. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Review by the arbitrators of any decision, action or interpretation of the Board or Committee shall be limited to a determination of whether it was arbitrary and capricious or constituted an abuse of discretion, within the guidelines of Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101
(1989). In the event the Employee or his beneficiary shall retain legal counsel and/or incur other costs and expenses in connection with enforcement of any of the Employee's rights under this Plan, the Employee or beneficiary shall not be entitled to recover from the Company any attorneys fees, costs or expenses in connection with the enforcement of such rights (including enforcement of any arbitration award in court) regardless of the final outcome; except that the arbitrators in their discretion may award reasonable attorneys fees and reasonable costs to the Employee in an arbitration initiated by the Employee following a Change in Control, to enforce the Employee's rights under this Plan, provided the Employee is the prevailing party in such arbitration.

         (d) Any arbitration shall be conducted as follows:

                  (i) The arbitrators shall follow the Commercial arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

                  (ii) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event the arbitrators do not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of new arbitrators.

                  (iii) The decision of the arbitrator shall be final and binding upon the parties and accordingly a judgment by any Circuit Court of the State of Michigan or any other court of competent jurisdiction may be entered in accordance therewith.

                  (iv) The costs of the arbitration shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses relating to its participation in the arbitration.


XIX.     Limitations of Action

         Every asserted claim to benefits or right of action by or on behalf of any Employee, past, present, or future, or any spouse, child, beneficiary or legal representative thereof, against the Company or any subsidiary thereof arising out of or in connection with this Plan shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of the earliest of: (i) one year from the date of the alleged act or omission in respect of which such right of action first arises in whole or in part, (ii) one year after the Employee's Termination of Employment, or (iii) six months after notice is given to or on behalf of the Employee of the amount payable from the Employee's Account under this Plan.


WITNESS execution of this plan document on behalf of the Company by its duly authorized officer.

                                              TECUMSEH PRODUCTS COMPANY



                                              By
                                                 -------------------------------
                                                    Its President and
                                                    Chief Executive Officer

                                              Dated:             , 2006
                                                     -----------

                                    EXHIBIT A

                             Separation From Service

A Separation From Service occurs on the date upon which a an Employee separates from service with the Company, as determined in accordance with Code Section 409A and Treasury Regulations promulgated thereunder. A Separation from Service with the Company shall be deemed to occur

         1. if an Employee terminates employment with his Employer and does not continue to render services to the Company or any controlled subsidiary of the Company; or

         2. if the Employee's Employer ceases to be a controlled Subsidiary of the Company.

For purposes of this Plan, an Employee separates from service with the Company if the Employee dies, retires or otherwise has a Termination of Employment with the Company. However, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Employee's right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Employee's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

Whether a Termination of Employment has occurred is determined based on the facts and circumstances. Where an Employee either actually or purportedly continues in the capacity as an Employee, such as through the execution of an employment agreement under which the Employee agrees to be available to perform services if requested, but the facts and circumstances indicate that neither the Company nor the Employee intended for the Employee to provide more than insignificant services to the Company, an Employee will be treated as having a Separation From Service. For purposes of the preceding sentence, the Company and Employee will not be treated as having intended for the Employee to provide insignificant services where the Employee continues to provide services at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is at least equal to 20 percent of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period). Where an Employee continues to provide services to the Company in a capacity other than as an Employee, a separation from service will not be deemed to have occurred if such former Employee is providing services at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period). For purposes of this paragraph, the annual rate of providing services is determined based upon the measurement used to determine the Employee's base compensation (for example, amounts of time required to earn salary, hourly wages, or payments for specific projects).

                                    Exhibit B

For any portion of an Account becoming vested after December 31, 2004, "Company Change in Control," solely for the purposes of this Plan, shall mean (and be limited to) any change that qualifies as a change of control event pursuant to
Section 409A of the Internal Revenue Code of 1986, as amended, Proposed Treasury Regulation Section 1.409A-3(g)(5), and all subsequent relevant authority, which shall include one or more of the following events:

a) a change in the ownership of the Company in compliance with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v) pursuant to which any person or group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

b) a change in the effective control of the Company pursuant to Proposed Treasury Regulation Section 1.409A-3(g)(5)(vi), pursuant to which either:

(1) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership (including acquisition of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of stock of the Company possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2) A majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors prior to the date of the appointment or election;

c) a change in the ownership of a substantial portion of the Company's assets pursuant to Proposed Treasury Regulation Section 1.409A-3(g)(5)(vii) pursuant to which any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (as defined in 1.409A-3(g)(5)(vii)) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

d) For purposes of this Exhibit B, the following terms shall have the following meanings:

i)  "person" shall mean a person as defined in Section 3(a)(9) of the 1934 Act.

ii) "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation.

iii) "group" shall mean a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation provided such group falls within the purview of Prop. Treas. Reg. Sections 1.409A-3(g)(v)(B), 1.409A-3(g)(5)(vi)(D), or 1.409A-3(g)(5)(vii)(C), as applicable. The formation of a group hereunder shall have the effect described in paragraph (b) of said Rule 13d-5 or any successor regulation.

                                    EXHIBIT C

         For any portion of an Account becoming vested before January 1, 2005, "Company Change in Control," solely for the purposes of this Plan, shall mean one or more of the following events:

                  (i) The acquisition, after December 31, 1994, of beneficial ownership of 25% or more of the Company's Class A Common Stock or Class B Common Stock then outstanding by any person (including a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act")), other than:

                  (A) the trustee of any Company-sponsored employee benefit plan,

                  (B) the Company or any of its subsidiaries,

                  (C) Kenneth G. Herrick, his descendants, or trusts for the benefit of such individuals, or

                  (D) trusts or foundations established by Kenneth G. Herrick or by any of the descendants or trusts mentioned in (C), above.

                  (ii) The first purchase, after December 31, 1994, under a tender offer or exchange offer for 25% or more of the Company's Class A Common Stock or Class B Common Stock then outstanding, other than an offer by:

                  (A) the trustee of any Company-sponsored employee benefit plan,

                  (B) the Company or any of its subsidiaries,

                  (C) Kenneth G. Herrick, his descendants, or trusts for the benefit of such individuals, or

                  (D) trusts or foundations established by Kenneth G. Herrick or by any of the descendants or trusts mentioned in (C), above.

                  (iii) The first day on which less than a majority of the total membership of the Board shall be Continuing Directors;

                  (iv) The effective date of a transaction (or a group of related transactions) in which more than 50 % in fair market value of the assets of the Company, or of the particular subsidiary for which a given Employee's services are principally performed, are disposed of pursuant to a partial or complete liquidation, a spin-off, a sale of assets or otherwise. In the event this provision applies to a particular subsidiary, only those Employees whose services are principally performed for that subsidiary shall be deemed to be affected by such Change in Control; or

                  (v) The date on which the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger of consolidation.

         (b) For purposes of this Exhibit C, the following terms shall have the following meanings:

                  (i) "Continuing Director" shall mean any director of the Company who either (1) is a member of the Board on the date this Plan is adopted by the Board and has not terminated membership on the Board, or (2) is recommended or elected to the Company's Board of Directors by at least three-quarters of the Continuing Directors.

                  (ii) "Person" shall mean a person as defined in Section 3(a)(9) of the 1934 Act, "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation, the term "group" shall mean a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation, and the formation of a group hereunder shall have the effect described in paragraph (b) of said Rule 13d-5 or any successor regulation. Anything hereinabove to the contrary notwithstanding, however: (a) relationships by blood, adoption or marriage between or among two or more persons shall not be deemed to constitute any of such persons a member of a group with any other such persons; (b) action taken or agreed to be taken by any person acting in his official capacity as an officer or director of the Company shall not be deemed to constitute such person a member of a group with any other person, and (c) formation of a group shall not constitute an acquisition by the group (or any member thereof) of beneficial ownership of any shares of the Company's Class B ("voting") common stock beneficially owned by any member of such group and acquired by such group member in an Excluded Acquisition.

                  (iii) "Excluded Acquisition" means any acquisition of shares of voting common stock from the Company (whether or not for consideration) or from any person by operation of law (including but not limited to the laws of descent and distribution), by will, by gift or by foreclosure of a security interest given to secure a bona fide loan, or any acquisition consummated prior to January 1, 2005.